Exhibit 4.2

Loan No.: 2016071298

Loan Contract

(Unofficial English Translation Solely for Convenience)

Bank of Weifang

Loan No.: 2016071298

Loan Contract

Borrower:	Fuwei Films (Shandong) Co., Ltd.

Legal Representative:	ZengyongWang

Legal Address:	Hi-Tech Development Zone, No. 387 Dong Ming Road, Weifang

Lender:	Bank of Weifang

Responsible Person:	Jianqiang Xu

Correspondence Address:	No. 196, Heping Road, Weicheng District, Weifang

Both parties agree on the following terms:

1	Usage of the Loan

1.1 1.2 2 2.1 2.2

Loan Type: Circulating Fund

Usage of the Loan: The proceeds of the Loan under this Contract shall be used for procurement of PET chips.

The Amount and Period of the Loan

Amount: Renminbi (RMB) 19,500,000.

Loan Period: twelve (12) months, commencing from July 15, 2016 to July 15, 2017.

3	Interest Rate and Computation of Interest

3.1	Annual interest rate is 7.5%. It is fixed rate and will not be adjusted during the loan period.
3.2

Computation of Interest

Daily interest rate=Monthly interest rate/30, Monthly interest rate= Annual interest rate/12.

Normal interest = interest rate under this Contract X proceeds of the Loan X number of days of use.

3.3	The penalty interest of the overdue loan and appropriated loan is calculated based on the amount and the actual number of days overdue or appropriated. The overdue penalty interest rate is equal to the loan interest rate set forth in this Contract plus 50% of such loan’s interest rate, and the appropriated penalty interest rate is equal to the loan interest rate set forth in this Contract plus 100% of such loan interest rate.

3.4 3.5 3.6 3.7

In the event of earlier repayment by the Borrower or loan recalling pre-maturely by the Lender, the applicable interest rate is still valid.

The date of interest settlement is set on the 20th day of each month.

The interest shall be calculated from the day that the loan is actually granted.

Loan voucher is an importable one of this contract. If the noted matters on the Loan Certificate are different from the ones on the loan contract, it is subject to the Loan Certificate.

4	Granting and Payment of Loan

4.1	The Borrower has to satisfy the below conditions before the Lender grants the Loan:

1)	The guarantee contract under this Contract has come into effect and remains in full force and effect.

2)	Borrower has already completed the statutory procedures of withdrawing the loan.

3)	Borrower is not in breach of this Contract.

4)	The Borrower and the Guarantor of this loan have already made full preparation of all related documents and completed the necessary procedures according to the Lender’s requirements.

4.2 4.3

The Borrower accepts the custodian of capital settlement by the Lender. It is agreed that the Lender granted the loan to the Borrower in the below account opened in the Lender’s bank. The interest is calculated from the day the loan is granted.

Beneficiary Bank: Bank of Weifang

Account Number: 802020601421008255

The Borrower should get withdrawals under its true requirements. The Borrower promises that the withdrawals will be used as agreed and follow the below instructions:

1)       The loan will not be used in the investments on fixed assets, equities, futures and other fields that are not allowed by the government.

2)       The loan will be used as per the contract’s terms.

3)       The Borrower conforms to the review requirements of granting the loan and making withdrawals.

4.4	The managing method of payment.
The Borrower entrusts the Lender with the payment.

5	Repayment of Loan

The Borrower must pay the interest monthly and repay the principal of the loan at the maturity date to the below account:

Beneficiary Bank: Bank of Weifang

Account Number: 802020601421008255

6	Guarantee of the Borrower

This loan contract is guaranteed by the Collateral Contract No.2016071298.

7	Rights and Obligations of Both Parties

7.1	Borrower shall not use the proceeds of the Loan for any usage not stipulated in this Contract.

7.2	Borrower shall repay the Loan under this Contract and pay the interest hereunder in accordance with the date, amount, currency set forth in this Contract.

7.3	Lender has the right to retrieve the principal, receive interest (including compound, overdue and appropriated penalty interest) and the necessary expenses from the Borrower in accordance with this Contract. Lender has the right to exercise any other rights under the relevant laws and regulations or stipulated in this Contract.

8	Breach of Contract

Both the Borrower and the Lender should conform to the rules stipulated under this Loan contract.

9

Effectiveness, alteration and termination of this Contract

If the Borrower expects to apply for delaying the repayment of the loan, it should submit the written application to the Lender thirty days earlier of the maturity date. The Lender will review the written application and decide whether to grant the delay. If the Borrower is granted the delay, both parties should sign the Delay Contract.

10	Dispute Resolution

    The Contract shall be governed and construed by laws of the People’s Republic of China.

    Any dispute arising from or in connection with this Contract shall be negotiated to resolve by both parties. If needed, both parties could seek for further settlement by filing a lawsuit to the competent court in the local place.

11	Miscellaneous

This Contract is executed in four (4) counterparts. Each of the Parties and their Guarantors (if any) shall keep one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first set forth below.

Borrower (seal):	Lender (seal):

Fuwei Films (Shandong) Co., Ltd.	Bank of Weifang

Legal Representative or Authorized Person	Responsible Person or Authorized Person

Zengyong Wang	Jianqiang Xu

(signature or seal)	(signature or seal)

July 15, 2016